Exhibit 10.4

The Partnership has redacted certain confidential information in this agreement in reliance upon its confidential treatment request that it has filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, In this agreement, we indicate each redaction by use of an asterisk *.

GAS PURCHASE AND PROCESSING AGREEMENT

BETWEEN

NATURAL GAS ASSOCIATES, A COLORADO PARTNERSHIP

AND

ACEITE ENERGY CORPORATION

WALKER EXPLORATORY PROGRAM 1982-A LIMITED

CREEK CATTLE COMPANY

INDEX

I.	DEFINITIONS	Page 2
II.	PRELIMINARY ACTS OF PARTIES	Page 4
III.	DEDICATION OF ACREAGE	Page 4
IV.	DEDICATION OF PLANT CAPACITY AND PIPELINE GATHERING SYSTEM .	Page 5
V.	RESERVATIONS OF SELLER	Page 5
VI.	QUANTITY	Page 6
VII.	POINT(S) OF DELIVERY, PRESSURE AND OWNERSHIP	Page 7
VIII.	GAS MEASUREMENT AND QUALITY	Page 9
IX.	ALLOCATION OF RESIDUE GAS AND PLANT PRODUCTS	Page 11
X.	PRICE	Page 11
XI.	BILLING	Page 14
XII.	REGULATORY BODIES	Page 14
XIII.	FORCE MAJEURE	Page 15
XIV.	WARRANTY OF TITLE TO GAS	Page 15
XV.	SELLER’S REPRESENTATIVE	Page 16
XVI.	NOTICES	Page 17
XVII.	EASEMENTS	Page 17
XVIII.	TERM	Page 18
XIX.	DEFAULTS	Page 18
XX.	UNECONOMIC WELL CONNECTIONS AND UNECONOMIC OPERATIONS OF PLANT	Page 19
XXI.	OPTIONS	Page 21
XXII.	SHRINKAGE	Page 22
XXIII.	SPECIAL PROVISIONS	Page 22
XXIV.	MISCELLANEOUS	Page 23

GAS PURCHASE AND PROCESSING AGREEMENT

THIS AGREEMENT, entered into this 14th day of October 1983, by and between Natural Gas Associates, a Colorado partnership, with offices at 1200 Trinity Place, Denver, Colorado 80202, hereinafter referred to as "Buyer/Processor", and Aceite Energy Corporation, a Colorado corporation, with offices at 1900 Grant Street, Suite 1050, Denver, Colorado 80203; Walker Exploratory Program 1982-A Limited, a New York limited partnership, with offices at 52 Vanderbilt Avenue, 5th Floor, New York, New York 10017; and Creek Cattle Company, a Texas corporation, whose address is P.O. Box 9354, Amarillo, Texas 79015, hereinafter collectively referred to as "Seller".

WITNESSETH THAT:

WHEREAS, Buyer/Processor has constructed or proposes to construct or' cause to be constructed and to operate and maintain a natural gas gathering system, compression facilities and natural gas processing facilities, all such facilities in the aggregate hereinafter referred to as the "Facilities", said Facilities to be located in Weld County, Colorado, to enable Buyer/Processor to purchase and accept delivery of Seller's natural gas (including natural gasoline and other liquefiable hydrocarbons) hereinafter referred to as "Gas", produced and saved from the leases committed and dedicated hereunder at the Point(s) of Delivery defined herein; and,

WHEREAS, Seller owns and holds, or has an interest or interests in certain oil and gas leases {the "Leases") located in Weld County, Colorado, which Leases are described and listed in Exhibits "A" (Acreage Earned and Dedicated) and "A-l" (Acreage to be Earned and Dedicated), respectively, attached hereto and incorporated herein by reference; and

WHEREAS, Seller desires to sell to Buyer/Processor all of the Gas owned or controlled by Seller produced and saved from the Leases dedicated hereunder, as well as to contract with Buyer/Processor to process all of said volumes of Gas upon the terms and for the consideration expressed herein; and,

WHEREAS, Buyer/Processor desires to purchase and gather all of the Gas owned or controlled by Seller saved and produced from the Leases and process such Gas utilizing the gas processing plant (the "Plant") to be constructed and operated by Buyer/Processor for the consideration herein expressed; and,

WHEREAS, Buyer/Processor has entered into certain third-party Residue Gas Sales and Purchase Agreement(s), which Agreement(s) (is) (are) currently in full force and effect, and pursuant to which Buyer/Processor shall sell all of the Residue Gas resulting from Seller's Gas production dedicated and purchased hereunder.

NOW THEREFORE, in consideration of the premises, mutual covenants and other good and valuable consideration expressed herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

For the purpose of this Agreement, unless the context of the instrument requires otherwise, the following terms and expressions used herein shall be defined as follows:

1.
"Accounting Period", except the initial "Accounting Period", shall mean a period of one calendar month, commencing at 8:00 a.m. local time on the first day of each month, and ending at 8:00 a.m. local time on the first day of the succeeding calendar month. The initial "Accounting Period" shall commence at 8:00 a.m. local time on the date of initial deliveries of Gas hereunder, continuing for a period of consecutive calendar days until 8:00 a.m. local time on the first day of the succeeding calendar month.

2.	"BTU" shall mean British Thermal Unit.

3.
"Commence Operations", whether in reference to Seller's original well(s), or to Seller's additional tie-in well(s), shall include, but not be limited to, any of the following acts undertaken by Seller and Buyer/Processor: Negotiations for the purchase of rights-of-way or easements, surveying or staking the course of pipeline(s), ditching and excavation, and such other acts not listed above which demonstrate Buyer/Processor's bona fide effort to tie-in Seller's well(s).

4.	"Cubic Foot of Gas" shall mean the amount of Gas required to fill a cubic foot of space when the Gas is at a base pressure of 14.65 pounds Psia and at a base temperature of 60°F.

5.	"Day" shall mean the 24-hour period commencing at 8:00 a.m. Local Time on one calendar day and ending at 8:00 a.m. Local Time on the following calendar date.

6.	"Point(s) of Delivery " shall mean the point(s) at which Seller delivers Gas to Buyer/Processor at the well-site or other mutually agreeable points on the Buyer/Processor's Gathering System,

7.
"Gas" shall mean the effluent vapor stream including all of the constituents thereof, entrained liquids as produced from each lease or well, whether a gas well or an oil well dedicated hereunder and delivered by Seller to Buyer/Processor at the Point(s) of Delivery specified herein.

8.	"Mcf" shall mean one thousand (1,000) cubic feet.

9.	"Month" shall mean the period beginning at 8:00 a.m. local time on the first day of a calendar month and ending at 8:00 a.m. local time on the first day of the next succeeding calendar month.

10.	"Psia" shall mean pounds per square inch absolute.

11.	"Psig" shall mean pounds per square inch gauge.

12.
"Seller's Gas Reserves" shall mean the total quantity of Gas attributable to Seller's present or future interest in, and/or which Seller has or may earn the right to market from the Leases described in Exhibits "A" and "A-l" attached hereto, as they now exist or may be hereafter amended.

13.
"Plant Products" means all liquefiable hydrocarbons extracted and saved at the Plant from Gas delivered by Seller to Buyer/Processor. These liquefiables shall include, but not be limited to, ethane, propane, butane, and natural gasoline, individually or as a mixture, as determined by the latest GPA Publication 2145.

14.	"Plant" shall mean Buyer/Processor's gas processing plant located in SE/4 of Sec. 35, T4N, R66W of 6th PM, Weld County, Colorado, more particularly described in Exhibit "B" attached hereto.

15.	"Residue Gas" shall mean that portion of the Gas remaining after the extraction therefrom of Plant Products, Plant fuel requirements, and Plant losses or uses.

16.
"Buyer/Processor's Gathering System" shall mean the pipelines (including field compression) and appurtenances constructed by Buyer/Processor for the purpose of accepting delivery and transmitting Seller's Gas from the Point(s) of Delivery to Buyer/Processor's Plant.

17.	"Shrinkage" shall mean that reduction in total volumes of the Gas which results from the extraction of Plant Products, but exclusive of fuel gas.

18.
"System" shall mean in the aggregate that portion of Buyer/Processor's Gathering System constructed by Buyer/Processor for the benefit of Seller to connect Seller's wells to Buyer/Processor's Gathering System, together with that portion of the Plant capacity dedicated to Seller, as the same may be extended and/or expanded from time to time.

ARTICLE II
PRELIMINARY ACTS OF PARTIES

Seller represents and warrants to Buyer/Processor, its successors and assigns, that Seller owns or may earn an interest in, or has or may earn the right to market Seller's portion of the Gas underlying the Leases described in Exhibits "A" and "A-l" attached hereto and that Seller intends to construct, or cause to be constructed, the facilities necessary, if any, to enable Seller to sell and deliver to Buyer/Processor at the Point(s) of Delivery, as hereinafter set forth, all Gas attributable to such interest, all in accordance with the provisions of this Agreement.

ARTICLE III
DEDICATION OF ACREAGE

1.
Subject to the terms and conditions contained herein, Seller hereby commits and dedicates to the performance of this Agreement all of Seller's Gas Reserves from the Leases described in Exhibit "A" (as it now exists, or may be amended hereafter), and all of Seller's Gas Reserves attributable to the Leases or portions thereof described in Exhibit A-l (as it now exists or may be amended hereafter) and earned by Seller, and to insure the faithful performance of the provisions of this Agreement, covenants to sell and deliver to Buyer/Processor at the Point(s) of Delivery all of Seller's Gas Reserves without other disposition except as herein otherwise provided.

2.
Seller shall operate the Leases dedicated hereunder free of any control by Buyer/Processor and shall not be required to produce any well or wells in any manner which in its sole judgment and discretion would not constitute good operating practice, including without limitation the right to make farmouts of any dedicated lease, subject to this Agreement, nor shall Seller be obligated to drill additional wells or to deepen, repair or rework any existing wells, to abandon any well and surrender any lease dedicated hereunder when Seller deems the same no longer capable of producing Gas in commercial quantities under normal methods of operation when in its sole judgment it would not be prudent or profitable to do so.

ARTICLE IV
DEDICATION OF PLANT CAPACITY AND PIPELINE GATHERING SYSTEM

1.
In consideration of the sale of Gas by Seller to Buyer/Processor hereunder and based upon Buyer/Processor's Plant capacity of fifteen thousand (15,000) MCF per day, buyer/Processor agrees to dedicate to Seller seven thousand (7,000) MCF per day of such Plant capacity.

2.
In addition, Buyer/Processor agrees to construct and install, or have constructed and installed, for the benefit of Seller seven (7) miles of pipeline gathering system, specifically to connect the initial wells of Seller drilled and produced on Seller's acreage dedicated hereunder.

3.
The cost of construction of the System, as the same may be expanded and/or extended from time to time, plus interest on said capital investment at the rate per annum of one and one-half percent (1½%) over the prime rate charged from time to time by Continental Illinois National Bank and Trust Company of Chicago and paid by Buyer/Processor on any borrowed funds which comprise all or a portion of said capital investment incurred by Buyer/Processor, shall be utilized in determining payout, as defined herein, for the appropriate calculation and distribution of revenues to Seller as provided hereunder.

ARTICLE V
RESERVATIONS OF SELLER

1.	Seller, as a reasonable and prudent operator, hereby expressly reserves the following rights with respect to Seller's Gas Reserves and the Leases subject hereto:

A.	The right to use the Gas produced from the Leases prior to delivery to Buyer/Processor for the following purposes:

1)	For fuel in the development and operation of the well from which the Gas was produced.

2)	For delivery to the lessors of the Leases of the Gas if such lessors are entitled to use or take such Gas in kind under the terms of the Leases;

3)	For fuel in the operation of the facilities which Seller may install in order to deliver Gas hereunder in accordance with the terms thereof.

B.
The right to pool or unitize the Leases (or any portion thereof) with other lands or Leases so long as such action does not reduce Seller's Gas Reserves. In the event of any such pooling or unitization, the Agreement will cover Seller's Interest in the pool or unit and the Gas attributable thereto to the extent that such interest is derived from Seller's Gas Reserves.

2.
Seller shall provide to Buyer/Processor all necessary information whereby Buyer/Processor can make the proper allocation herein called for or required by Buyer/Processor's normal and customary accounting practices or required by Buyer/Processor's normal and customary contract administration practices, when different vintages of Gas are being delivered through a single Point of Delivery.

ARTICLE VI
QUANTITY

1.
Commencing on the date Buyer/Processor first takes delivery of Gas hereunder and continuing thereafter for the term hereof, Buyer/Processor agrees to receive and purchase and Seller agrees to deliver and sell to Buyer/Processor from Seller's Gas Reserves, subject to the limitations and conditions herein elsewhere provided, during each Accounting Period, all of the Gas available from Seller's Gas Reserves.

2.	Buyer/Processor shall receive and purchase Seller's Gas subject to the following limitations;

A.	Buyer/ Process or shall be required to Receive and purchase Seller's Gas up to seven thousand (7,000) MCF per day.

B.	Buyer/Processor shall receive and purchase Seller's Gas over and above the dedicated capacity on a capacity available basis.

C.
All other quantity limitations shall be in accordance with the terms and provisions of the Residue Gas Sales and Purchase Agreement(s) entered into by and between Buyer/Processor and Western Slope Gas Company dated December 17, 1982, including any payments required to be made to Buyer/Processor thereunder in the event the purchaser fails to take the required minimum volumes of Gas, which payments shall be passed through and distributed proportionately to Seller by Buyer/Processor in accordance with the pricing provisions contained in Article X hereof.

D.
During periods that Buyer/Processor is unable to receive the total volumes of Gas delivered to Buyer/Processor from all of Seller's wells and Leases dedicated hereunder, Buyer/Processor shall receive and purchase only that portion of such Gas from the wells and Leases of Seller covered hereby which is ratable on a volumetric basis with the total volumes historically delivered to Buyer/Processor from all of Seller's wells and Leases dedicated hereunder. Buyer/Processor shall reduce or eliminate Gas deliveries from those wells and Leases of Seller from which Gas is being received on a capacity available basis prior to ratably reducing deliveries from Seller's producing wells whose volumes were originally covered by the Plant capacity dedicated to Seller hereunder.

E.
Seller acknowledges and understands that Buyer/Processor will receive and purchase the Gas gathered from Seller's wells and Leases dedicated hereunder utilizing the Facilities which also receive, transmit and process Gas purchased by Buyer/Processor from other wells and leases dedicated to Buyer/Processor by other Sellers.

F.
Seller acknowledges and understands that Buyer/Processor reserves the right to receive and purchase such third-party Gas over and above the dedicated capacity of the Plant on a capacity available basis. Plant capacity priority shall be given to Seller's Gas up to the limit defined in Article IV.1 and Article VI.2.A.

ARTICLE VII
POINT(S) OF DELIVERY, PRESSURE AND OWNERSHIP

1.
The Point{s) of Delivery of all Gas delivered hereunder shall be at the inlet of Buyer/Processor's metering facilities located at Seller's lease separation facilities or at such other Point(s) of Delivery as may be mutally agreed upon in writing by the parties hereto from time to time, and title to said Gas (including such hydrocarbons from the Gas that have not been or cannot be recovered through the use of conventional mechanical wellhead gas-oil separators) shall pass from Seller to Buyer/Processor at said Point(s) of Delivery.

2.
Seller, at its own expense, shall equip, maintain and operate all lease facilities to deliver Seller's Gas to Buyer/Processor at the Point(s) of Delivery, including, but not limited to, Installation and maintenance of separation equipment.

3.	Buyer/Processor shall construct, maintain, own and operate all necessary facilities to accept Seller's Gas from Seller at the Point(s) of Delivery.

4.
Seller will deliver Gas at the required pressure at the Point(s) of Delivery sufficient to enter Buyer/Processor's Gathering System at a maximum working pressure of Two Hundred and Fifty (250) pounds Psig. However, in the event seller determines that such working pressure excessively limits the production of Seller's wells, Seller shall provide written notice thereof to Buyer/Processor, Upon receipt of such notice, Buyer/Processor, as soon a practicable, shall present to Seller a written proposal pursuant to which Buyer/Processor shall construct, own and operate such field compression facilities as may be necessary to reduce such pressure to a mutually acceptable level and shall disclose the charges to be assessed Seller therefore together with a schedule of payment. Once such proposal has been accepted by Seller in writing, Buyer/Processor shall utilize its best efforts to construct or cause to be constructed and placed in operation the required field compression facilities within ninety (90) days of receipt of such written acceptance. In the event Seller rejects the proposal of Buyer/Processor, Seller, at its option and sole expense, may construct, own and operate such field compression facilities as Seller deems necessary to reduce wellhead pressure to an acceptable level subject to receipt of written approval of Buyer/Processor with respect to the location and design of such field compression facilities and the manner of operation thereof, which approval shall not be unreasonably withheld.

5.
As between the parties hereto, Seller shall be in possession and control of the Gas deliverable hereunder and responsible for any injury or damage caused thereby until the same shall have been delivered to Buyer/Processor, after which delivery Buyer/Processor shall be deemed to be in exclusive possession and control thereof and responsible for any injury or damage caused thereby.

ARTICLE VIII
GAS MEASUREMENT AND QUALITY

1.
Buyer/Processor shall furnish and install a suitable orifice meter at the Point(s) of Delivery of the Gas produced and saved from the Leases described herein. Each meter installed by Buyer/Processor shall be a meter acceptable in the industry and each meter shall be installed and operated in accordance with the physical requirements of American Gas Association Gas Measurement Committee Report No. 3, dated April, 1955, of the Natural Gas Department of the American Gas Association as amended from time to time, or by any other method commonly used in the industry and mutually acceptable to the parties. Any meter installed hereunder shall be open to inspection by Seller at all reasonable times. The charts and records pertaining to measurement hereunder shall be kept on file by Buyer/Processor for a period of two (2) years for the mutual use of the parties. In the event any question arises as to the accuracy of the measurement, the meter or meters shall be tested upon the demand of either party. The expense of any such special test shall be borne by the party demanding same if the meter registration is found to be correct, and by Buyer/Processor if found to be incorrect.

At least semi-annually Buyer/Processor shall calibrate all meters installed hereunder and make adjustments as necessary. Should Seller so desire, Buyer/Processor shall give notice to Seller of the time of such calibrations sufficiently in advance of holding same in order that Seller may have its representative present. With respect to any test made hereunder, a registration within two percent (2%) of correct shall be considered correct. However, the meter or meters, when found to be incorrect, shall be adjusted to one hundred percent (100%) accuracy as soon as possible. Settlement for any period during which the meter registration deviates by more than two percent (2%) of correct shall be corrected at the rate of inaccuracy for any period of inaccuracy which is definitely known or agreed upon; but in case the period is not definitely known or agreed upon, then either for a period of fifteen (15) days prior to the date of said test, or for a period calculated from the beginning of the Accounting Period in which the test was conducted, whichever is longer. The rate of the inaccuracy shall be estimated and agreed upon by the parties hereto on the basis of the best available data, using the first of the following methods which is feasible:

A.	By calibration, test, or mathematical calculation.

B.	By estimation based on comparison of the quantity of deliveries with deliveries during preceding periods under similar conditions when the meter was registering accurately.

All fundamental constants, observations, records and procedures involved in the determination and/or verification of the quantity and other characteristics of Gas measured hereunder, unless otherwise specified herein, shall be in accordance with the standards prescribed in American Gas Association Gas Measurement Committee Report No. 3, dated April, 1955, of the Natural Gas Department of the American Gas Association, as amended from time to time, or by any other method commonly used in the industry and mutually acceptable to the parties. The average atmospheric pressure shall be assumed to be 12.3 pounds Psia. The temperature of Gas flowing through each meter shall be determined by a recording thermometer, installed by Buyer/Processor at its sole cost and expense to properly record the temperature of the flowing Gas and the arithmetical average of the temperature recorded while the Gas is flowing during each meter chart interval shall be used in correcting volumes delivered hereunder to a temperature base of sixty degrees Fahrenheit (60F) and to a pressure base of 14.65 pounds Psia.

2.	Seller agrees that all Gas delivered to Buyer/Processor hereunder shall:

A.	Contain not more than one grain of hydrogen sulfide per one hundred (100} cubic feet of Gas, or more than five (5) grains of total sulfur per one hundred (100) cubic feet of Gas;

B.	Not have a maximum temperature greater than one hundred twenty degrees Fahrenheit (120°F), or a minimum temperature less than forty degrees Fahrenheit (40F); and

C.
Be commercially free of all objectionable dust or other solid or liquid or gaseous matters which might interfere with its merchantability or cause injury to or interference with proper operations of Buyer/Processor's Facilities through which the Gas flows; and

D.
Shall not deviate significantly from the Gas Analysis set forth in Exhibit C attached hereto and incorporated herein by reference. In the event Seller's Gas contains levels of C02 in excess of that set forth in Exhibit C, Buyer/Processor, before rejecting acceptance thereof, first agrees to work with Seller on a best efforts basis to alleviate any adverse consequences which may be attributable thereto.

Buyer/Processor may test the Gas for adherence to the specifications above set forth, such testing to be in accordance with generally accepted industry standards and procedures. If the Gas so delivered by Seller does not meet the specifications set forth in Exhibit C above referenced, with the exception of C02 content above provided for, Buyer/Processor, at its option, may refuse to accept delivery of said Gas into its Facilities.

ARTICLE IX
ALLOCATION OF RESIDUE GAS AND PLANT PRODUCTS

1.
For purposes of determining Plant Product Revenues attributable to Seller's Gas, Buyer/Processor shall multiply the volume in MCF's of Gas attributable to each of Seller's wells by the GPM (Gallons Per MCF) of each Plant Product contained in the well stream. Said GPM content is shown on Exhibit C on an estimated basis only and shall be determined by chromatagraph analysis taken on spot Gas samples from each of Seller's wells and adjusted on an annual basis. The calculated value will be the Total Theoretical Plant Product Content of the Seller's Gas. Said Total Theoretical Plant Product Content shall be divided by the Total Theoretical Plant Product Content of all Gas received and purchased by Buyer/Processor to determine the percentage of Total Plant Products attributable to each of Seller's wells. Division of revenues from Total Plant Products shall be made per the pricing provisions contained herein.

2.
For the purpose of determining Residue Gas Revenues attributable to Seller's Gas, Buyer/Processor shall divide the volume in MCF's of Gas attributable to each of Seller's wells by the total volume in MCF's of all Gas received and purchased by Buyer/Processor. This fraction shall be multiplied by the total Residue Gas Volume to determine the Residue Gas Volume attributable to each of Seller's wells. Division of Residue Gas Revenues between Buyer/Processor and Seller shall be determined pursuant to the pricing provisions contained herein.

3.
Buyer/Processor will market one hundred percent (100%) of the Plant Products upon terms which, in Buyer/Processor's sole judgment, are the best terms then available. Buyer/Processor will furnish Seller on a monthly basis with reports containing volumes sold by product and the price received therefore. Seller shall have the right at reasonable times during normal business hours to review the books and records of Buyer/Processor pertaining to the sale of Plant Products, Residue Gas and revenues received therefrom.

ARTICLE X
PRICE

1.
Seller shall receive [*] percent ([*]%) of the Residue Gas Revenues attributable to each of Seller's wells until payout of Buyer/Processor's investment in the System relating to the gathering and processing of Seller's Gas. After payout, Seller shall receive [*] percent ([*]%) of the Residue Gas Revenues attributable to each of Seller's wells. Total Residue Gas Revenue attributable to each of Seller's wells shall be calculated by multiplying the Residue Gas Volume attributable to each of Seller's wells by the then effective price per MCF being received by Buyer/Processor. All pricing terms and conditions shall be determined pursuant to the terms and provisions contained 1n the Residue Gas and Sales and Purchase Agreements) between Buyer/Processor and Western Slope Gas Company, dated December 17, 1982.

2.	For Plant Products produced and saved at the Plant, Seller shall receive a percentage of the value thereof calculated as follows:

(a)  In the event the GPM of Plant Products content of Seller's Gas is less than that estimated on Exhibit C, but is equal to or exceeds 5.5 GPM, Seller shall receive a value equal to [*] percent ([*]%) of the Total plant Product Revenue attributable to each of seller's wells until payout of Buyer/Processor's investment in the System. After payout, Seller shall receive [*] percent ([*]%) of the Total Plant Product Revenue attributable to each of Seller's wells.

(b)  In the event the GPM content of Seller's Gas is less than 5.5 GPM, Seller shall receive a value equal [*] percent ([*]%) of the Total Plant Product Revenue above described before payout, and [*] percent ([*]%) after payout.

As used above, Total Plant Product Revenue shall be the Plant Product Sales Revenue received by Buyer/Processor. Total Plant Product Revenue attributable to each of Seller's wells shall be calculated by multiplying the percentage of Total Plant Product attributable to each of Seller's wells by the Total Plant Product Revenue.

3.
System payout shall be that point in time when Buyer/Processor's net operating income from Seller's Gas equals Buyer/Processor's investment, plus interest, attributable to the construction of Seller's System. Net operating income will be comprised of Buy-er/Processor's Residue Gas and Plant Product Revenues attributable to Seller's Gas, less Plant Operating Costs attributable to Sell-er's Gas. Plant Operating Costs attributable to Seller's Gas for the purpose of determining payout, shall be shared proportionately by Seller by multiplying the total Plant Operating Costs by the ratio of Seller's Gas delivered thereto to the total volumes of Gas received and purchased by Buyer/Processor at the Plant.

4.
Buyer/Processor's investment attributable to Seller's System shall be determined pursuant to the capital account of Seller based upon the components of Seller's System and Buyer/Processor's investment, plus interest, attributable thereto. Seller shall receive a quarterly statement of the capital account identifying the capital costs charged to the account and the revenues credited thereto, as the same may be amended from time to time to reflect costs of construction of Plant expansion and/or extensions of Buyer/Processor's Gathering System to connect additional wells of Seller and/or accept additional volumes of Gas from Seller.

5.
Seller agrees that it will supply data and information at Buyer/Processor's reasonable request, and otherwise cooperate with Buyer/Processor in any regulatory proceeding wherein the price or other provisions set forth herein may be the subject of review.

6.
It shall be the sole obligation of Seller to prepare, file and diligently pursue any application required to be filed with applicable state and federal agencies pursuant to the Natural Gas Policy Act of 1978 or subsequent legislation or regulation thereunder for a determination of eligibility for maximum lawful price categories. Seller agrees to provide Buyer/Processor with copies of such filings within sixty (60) days of connection of Seller's wells covered thereby.

7.
Should Buyer/Processor make payment to Seller based on the price for any category of Gas subject to any governmental agency or judicial review of such determination, and if it is subsequently determined that the Gas for which payment was made was not eligible for the price upon which payment was based, or if the price to be paid hereunder for such Gas is determined to be in excess of the maximum lawful price permitted by applicable NGPA price categories, or if for any reason Buyer/Processor is not permitted to receive or retain such prices in its resale rates, then the rate thereafter to be paid shall be accordingly reduced and Seller will refund to Buyer/Processor any previous excess payments together with interest at the rate prescribed in 18 C.F.R. Sec. 273.302 or subsequent regulation.

8.
Seller agrees to pay, or cause to be paid, the taxes lawfully levied on the Gas delivered hereunder prior to its delivery to Buyer/Processor, as well as its proportionate share of taxes, if any, levied upon the Plant Products to be marketed by Buyer/Processor hereunder.

ARTICLE XI
BILLING

1.
After delivery of Seller's Gas has commenced, Buyer/Processor shall mail payment together with a statement to Seller indicating the quantity of Gas delivered during the preceding calendar month; adjustments, if any, made by Buyer/Processor; and the amount due and paid for all such Gas, such payment and statement to be mailed either on or before the last day of each month, for Gas purchased the preceding calendar month, or ten (10) days after receipt by Buyer/Processor of payment from the purchaser of the Gas from Buyer/Processor, whichever is later. It shall be the obligation of the Seller and Seller agrees to cause proper settlement and accounting to be made to all owners of interest in the proceeds from the sale of Gas delivered to Buyer/Processor hereunder. Seller hereby indemnifies and holds Buyer/Processor harmless of and from any and all claims, demands, actions, causes of action, costs, damages and expenses related to, arising out of or in any way stemming from such obligation of Seller. Buyer/Processor, at its election, may deduct from its payment to Seller, sums, if any, due to Buyer/Processor under the terms of this Agreement.

2.
Each party hereto shall have, at its expense, the right at all times to examine the books and records of the other party, during normal working hours, to the extent necessary to verify the accuracy of any statement, charge, computation, or demand made under or pursuant to the Agreement. Each party agrees to keep records and books of account in accordance with generally accepted accounting principles in the industry. Any statement shall be final as to both parties unless questioned within two (2) years after payment thereof has been made.

ARTICLE XII
REGULATORY BODIES

1.
This Agreement is subject to all present and future valid laws and lawful orders of all regulatory bodies now or hereafter having jurisdiction of the parties, or either of them; and should either of the parties, by force of such law or regulation imposed at any time during the term of this Agreement, be ordered or required to do any act inconsistent with the provisions of this Agreement, the Agreement shall continue nevertheless and shall be deemed modified to conform with the requirements of such law or regulation.

ARTICLE XIII
FORCE MAJEURE

1.
Except for Buyer/Processor's obligations to make payment for Gas delivered hereunder, neither party hereto shall be liable for any failure to perform the terms of this Agreement when such failure is due to "force majeure" as hereinafter defined.

The term "force majeure" as employed in this Agreement shall mean acts of God, strikes, lockouts or industrial disputes or disturbances, arrests and restraints from rulers or people, interruptions by government or court orders, present and future valid orders of any regulatory body having proper jurisdiction, acts of the public enemy, warss riots, blockades, insurrections, inability to secure materials, including inability to secure materials by reason of allocations promulgated by authorized governmental agencies, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, explosions, breakage or accident to machinery or lines of pipe, freezing of wells or pipelines, inability to obtain easements or rights-of-way, the making of repairs or alterations to pipelines or plants, or any other cause whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming "force majeure", the same shall, so far as possible, be remedied with all reasonable dispatch. The settlement of strikes or lockouts or industrial disputes or disturbances shall be entirely within the discretion of the party having the difficulty, and the above requirement that any "force majeure" shall be remedied with all reasonable dispatch, shall not require the settlement of strikes, lockouts or industrial disputes or disturbances by acceding to the demands of any opposing party therein when such course is inadvisable in the discretion of the party having the difficulty.

ARTICLE XIV
WARRANTY OF TITLE TO GAS

1.
Seller hereby warrants title to the Gas sold and delivered hereunder and the right of Seller to sell the same; and the Seller warrants that all such Gas is owned by Seller, or that Seller has the right to market said Gas free from all liens and adverse claims, including liens to secure payments of production taxes, severance taxes, and other taxes. Seller agrees to indemnify Buyer/Processor and save it harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of adverse claims of any and all persons, firms, or corporations to said Gas or to royalties, overriding royalties, taxes, license fees, or charges thereon, which are applicable before the title to the Gas passes to Buyer/Processor. Buyer/Processor, at any time thereafter, when it shall appear to Buyer/Process or by reason of receipt of written notice of claim or dispute that the ownership or title to all or part of the Leases, or the Gas produced therefrom, may be in a party or parties other than Seller or upon learning of any other claims, liens, taxes, royalties, fees, expenses or other adverse claims, may retain as security for the performance of Seller's obligations with respect thereto, the entire purchase price of the Gas until Buyer/Processor has been satisfied as to the amount of such claim or ownership claimed, and thereafter up to the amount of such ownership interest or claim until it has been finally determined and satisfied or until Seller shall have furnished a bond to Buyer/Processor in an amount and with sureties satisfactory to Buyer/Processor, conditioned upon the protection of Buyer/Processor with respect to such ownership or claim.

ARTICLE XV
SELLER'S REPRESENTATIVE

Seller hereby appoints Aceite Energy Corporation , the Operator of the wells drilled or to be drilled upon the Leases dedicated hereunder and in which Seller owns an interest, as its Representative with respect to all matters under this Agreement, including but not limited to the following:

1.	To give and receive all notices;

2.	To make and witness any tests to be made of the Gas and measuring equipment and adjustments to such equipment;

3.	To deliver the quantities of Gas deliverable hereunder;

4.	To receive payments for such Gas and Plant Products processed therefrom, allocating, prorating and distributing such payments among the various parties Seller;

5.	To obtain, execute and deliver to Buyer/Processor such division order title opinions and division orders as may be required by Buyer/Processor hereunder; and

6.	To comply with the requirements, rules and regulations of any duly constituted authority having jurisdiction.

Buyer/Processor may act, and shall be fully protected in acting, in reliance upon any and all acts and things done and performed by or agreements made with respect to all matters dealt with herein by said Representative on behalf of Seller as fully and with the same effect as though Seller had done, performed, made or executed the same, and Buyer/Process or shall not be required to see to the application of any monies paid to said Representative.

Seller may change its Representative designated above, or designate a new Representative from time to time by delivery of written notice of change and designation of Representative to Buyer/Processor. The Representative so designated shall have and may exercise all power and authority therein granted with like effect as though named as such Representative herein in the first instance.

ARTICLE XVI
NOTICES

Any notice or notices, request, demands, statements or payments provided for 1n this Agreement shall be in writing and deemed to be delivered to Seller when addressed to Seller's Representative, and to Buyer/Processor when addressed to Buyer/Processor and deposited in the United States Mail, first class, postage prepaid at their respective addresses as set out below, or at such address as either party may from time to time designate as the address for such purpose by registered or certified Tetter addressed to the other party.

TO:	Seller's Representative
Aceite Energy Corporation
1900 Grant Street
Suite 1050
Denver, Colorado 80202
Attn: Dearal Beddo

TO:	BUYER/PROCESSOR
Natural Gas Associates
1200 Trinity Place
1801 Broadway - P.O. Box 5660
Denver, Colorado 80217
Attn: J. C. deGraffenried

ARTICLE XVII
EASEMENTS

1.
To the extent that it may contractually or lawfully do so under its leasehold interest without impairing its own similar right, Seller hereby assigns and transfers to Buyer/Processor any easement across the Seller's Lease(s), and across any adjoining lands in which Seller may have an interest, for the purposes of installing, using, inspecting, repairing, operating, replacing, and/or removing Buyer/Processor's pipe, meters, lines, and other equipment used or useful in the performance of this Agreement. It is intended that any property of Buyer/Processor placed in or upon any of such land shall remain the personal property of Buyer/Processor, subject to removal by it upon the expiration or termination of this Agreement for any reason. Buyer/Processor shall have a reasonable time after the expiration or termination of this Agreement to remove same. Buyer/Processor shall indemnify and hold Seller harmless of and from any and all claims and damages for all injuries to persons, including death, or damage to property arising out of or incident to Buyer/Processor's use of the easement hereunder transferred, only in the event said claim or damage shall be the result of negligence legally imputable to Buyer/Processor; its employees, agents, and representatives.

ARTICLE XVIII
TERM

1.
This Agreement shall be effective from the date hereof and shall continue and remain in full force and effect for the economic life of the Facilities, unless earlier terminated by mutual Agreement between the parties hereto. Suspension of Plant operations as defined herein shall not constitute or provide a basis for termination of this Agreement.

ARTICLE XIX
DEFAULTS

1.
It is covenanted and agreed that if either party shall fail to perform any of the covenants or obligations imposed upon it under and by virtue of this Agreement, the other party may terminate this Agreement by proceeding as follows:

A.
The party not in default shall cause a written notice to be served on the other party in default, stating specifically the cause for terminating this Agreement, and declaring it to be the intention of the party giving notice to terminate the same; thereupon, the party in default shall have thirty (30) days after the service of the aforesaid notice in which to remedy or remove the cause or causes stated in the notice for terminating the Agreement. If within said thirty (30) days the party in default does so remove and remedy said cause or causes, and fully indemnifies the party not in default for any and all consequences of such breach, then such notice shall be withdrawn and this entire Agreement shall continue in full force and effect.

B.
In case the party in default does not remedy and remove the cause or causes, or does not indemnify the party giving the notice for any and all consequences of such breach, within said period of thirty (30) days, then this Agreement shall become null and void from and after the expiration of said period.

C.
Any cancellation of this Agreement pursuant to the provisions of this Article shall be without prejudice to the right of Seller to collect any amounts then due it for Gas delivered and Plant Products processed therefrom to the time of cancellation, and without waiver of any remedy to which the party not in default may be entitled for violations of this Agreement.

ARTICLE XX
UNECONOMIC WEIL CONNECTIONS AND UNECONOMIC OPERATIONS OF PLANT

1.
The Buyer/Processor will either install, or cause to be installed a System to connect and receive Gas from Seller's wells, which, in Buyer/Processor's sols opinion, is economically feasible to gather. If in Buyer/Processor's sole opinion it is uneconomic to connect one of Seller's wells to Buyer/Processor's Gathering System, Buyer/Processor shall be under no obligation to do so, or to accept any Gas produced from said well. If Buyer/Processor elects not to construct a System and connect a well, Buyer/Processor nevertheless may, upon Seller's request, accept Gas from any such well or lease if Seller shall acquire and assign without charge to Buyer/Processor, a measuring station site on Buyer/Processor's existing Gathering System at a mutually agreeable point, together with all necessary rights of ingress and egress thereto, and shall bear the cost of constructing, operating, and maintaining all facilities necessary to deliver the Gas from such well into Buyer/Processor's Gathering System at said mutually agreeable point. Should Seller elect not to deliver Gas from such well, Buyer/Processor shall release from this Agreement such well and the acreage attributable thereto.

Buyer/Processor will install or cause to be installed a System to receive Seller's Gas from Seller's wells, which, in Buyer/Processor's opinion are economically feasible to gather. An economic well shall be defined as a well which will produce a stabilized flow after six (6) months of two hundred and fifty (250) MCF per day of Gas per mile of pipeline installed by Buyer/Processor to receive Seller's Gas. Should Buyer/Processor connect Seller's well and said well produces a stabilized flow after six (6) months of less than two hundred and fifty (250) MCF per day per mile of pipeline installed by Buyer/Processor to receive Seller's Gas, Seller shall indemnify Buyer/Processor for all costs of said connection, adjusted for actual length of pipeline and proportional to the ratio of actual stabilized volume at the end of six (6) months to two hundred and fifty (250) MCF per day. The terms of said indemnification shall be negotiated between Buyer/Processor and Seller,

Should Buyer/Processor and Seller determine prior to connection of Seller's well that said well will not meet the criteria for an economic well connection, Buyer/Processor shall install the necessary System required to connect Seller's well to Buyer/Processor's Gathering System upon receiving a written indemnification from Seller of Buyer/Processor's actual cost for said System pursuant to the terms above.

2.
If, in the opinion of Buyer/Processor, the Plant is or becomes uneconomic to operate due to its volume, quality, plant product content, governmental regulation or any other cause, Buyer/Processor may either modify or suspend Plant operations, in which case Buyer/Processor shall not be obligated to take delivery of, or may cease processing the Gas from Seller's welIs, so long as such condition exists. For the purposes hereof, "uneconomic operation" shall be defined as circumstances under which Buyer/Processor's share of net operating revenues of the Plant is insufficient to offset actual Plant operating costs. Should said modification or suspension of operation result in Seller's wells being shut-in for a period in excess of ninety (90) consecutive days, Seller, at its option, may elect to terminate this Agreement. Upon receipt of such written notice of termination from Seller, both parties shall be released from any further duties and obligations hereunder except for payment for Gas purchased, sold, processed, and/or transported hereunder prior to the effective date of such termination.

3.
During periods of uneconomic operation of the Plant and/or suspension of operation of portions thereof. Buyer/Processor, at the request of the Seller, shall place back in service and operate such suspended portions of the Plant as may be necessary to accept and process Seller's Gas. In consideration thereof, Seller agrees to reimburse Buyer/Processor, in the same proportion as the ratio of the Gas volumes supplied by Seller bear to the total Gas volumes supplied to the Plant by other third-party sellers, for any losses (costs of Plant operations in excess of revenues attributable to Plant operations after deducting payments to all contributing producers for Gas delivered to and processed by the Plant) incurred by Buyer/Processor during such continued uneconomic operations. Buyer/Processor may, at its option, elect to sell the Plant rather than operate the same under the terms of this paragraph. In such event, Seller shall be given notice thereof and first right of refusal to purchase its proportionate share of the Plant from Buyer/Processor based upon Seller's then dedicated capacity thereof upon terms to be negotiated between the parties.

ARTICLE XXI
OPTIONS

1.
Crude Oil Purchase Option: Seller agrees to grant to Associated Natural Gas, Inc., as an independent contractor, the first right of refusal to purchase all crude oil and/or condensate produced from wells drilled on the Leases dedicated hereunder and which Seller owns, has an interest in, or is authorized to market, such purchase to be at a price equal to the highest published posted price of a major oil company for the area in question.

Seller shall notify Associated Natural Gas, Inc. in writing when Seller has crude oil and/or condensate available on a well by well basis. Upon receipt of such notice, Associated Natural Gas, Inc. shall have fifteen (15) days within which to exercise its option to purchase the crude oil and/or condensate. In the event Associated Natural Gas, Inc. fails to exercise such option within the fifteen (15) day period, Seller may market its crude oil and/or condensate production to any other purchaser.

In the event Associated Natural Gas, Inc. exercises its option to purchase the crude oil and/or condensate offered by Seller, the parties agree to enter into a Crude Oil Purchase Agreement to be provided by Associated Natural Gas, Inc. to Seller.

ARTICLE XXII
SHRINKAGE

Buyer/Processor agrees to use ordinary care in transporting the Gas produced by Seller and purchased and gathered by Buyer/Processor hereunder to its point of delivery at the Plant, and after processing such Gas, deliver the Gas to its purchaser at the tailgate of said Plant. However, the parties understand and agree that certain volumetric gains and losses in the Gas will occur and shall be shared by and among Seller and other third-party sellers, whose Gas is also being purchased by Buyer/Processor and transported to the Plant, in the proportion that each party delivers Gas into Buyer/Processor's Gathering System at their respective Point(s) of Delivery.

ARTICLE XXIII
SPECIAL PROVISIONS

After initial start-up of the Plant referenced herein, Buyer/Processor agrees to construct or cause to be constructed such additions to Seller's System as may be necessary to connect each of Seller's wells drilled thereafter, such connection to be made and completed on a best efforts basis within sixty (60) days of receipt of written notice from Seller that Seller has completed logging said wells. Seller agrees to have said wells operational and ready for production within ten (10) days of Buyer/Processor's completion of connection thereof. In the event Buyer/Processor is unable to connect said wells within the time period referenced, Seller, at its option, pursuant to written notice to Buyer/Processor, may request Buyer/Processor to release the acreage attributable to said wells from this Agreement, in which event Buyer/Processor shall utilize its best efforts to cause such acreage to be released from the Residue Gas Sales and Purchase Agreement referenced herein. The acreage attributable to any of Seller's wells to be released under this provision shall be determined in accordance with the State of Colorado approved well spacing in effect at the time of Seller's request for the particular area and production zone completed.

ARTICLE XXIV
MISCELLANEOUS

1.
No waiver by either Seller or Buyer/Processor of any default of the other under this Agreement shall operate as a waiver of any future default, whether of like or different character or nature, nor shall any failure to exercise any right hereunder be considered as a waiver of such right in the future.

2.
The parties hereto assume full responsibility and liability for the maintenance and operation of their respective properties and agree to indemnify and save harmless the other party from all liability and expense on account of any damages, claims or actions arising from any act or accident in connection with the installation, presence, maintenance or operation of the property or equipment of the indemnifying party; provided, however, that neither party shall be indemnified against damages resulting from its own negligence.

3.	Respecting the rights of third parties hereunder:

A.
This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, assigns, heirs, administrators and/or executors. Either party may assign his or its right, title, and interest in, to and under this Agreement, including, without limitation, any and all renewals, extensions, amendments, and/or supplements hereto; provided, however, that no such assignment shall in any way operate to enlarge, alter, or change any obligation of the other party or parties hereto. No assignment shall be effective or binding until a copy of same has been furnished to the other party,

B.
Nothing in this Agreement, expressed or implied, confers any rights or remedies on any person or entity not a party hereto other than successors and assigns, or heirs, administrators or executors of the parties hereto.

4.
Seller agrees that Buyer/Processor, its successors and assigns, shall have the right, but not the obligation, at any time to redeem for Seller, its successors and assigns, by payment of any taxes, deeds of trust, judgments or other liens on the Leases described in Exhibit "A" hereto, on Seller's Gas Reserves or the production therefrom, in the event of default of payment by Seller, and be subrogated to the rights of the holder or holders thereof. Seller further agrees that any such redemption and payment by Buyer/Processor for Seller's account shall be applied by way of a set-off against the purchase price which Buyer/Processor would otherwise pay to Seller under Article X of this Agreement, such set-off to continue until all payments by Buyer/Processor under this Agreement, plus interest, have been fully recouped by Buyer/Processor.

5.
Seller expressly does not by the terms of this Agreement, sell, transfer or assign unto Buyer/Processor any title or interest whatsoever in the Leases or any pipe, meters, lines or other equipment of any nature owned or used by Seller in the operation of its wells and the Leases.

6.
Any notice, request, demand, statement, or payment provided for in this Agreement, except as otherwise herein provided, shall be given in writing, delivered in person or sent by U. S. Mail, postage prepaid to the parties at the respective addresses herein referenced, or at such other addresses as may be hereafter furnished by one party to the other party in writing.

7.
It is agreed that this Agreement may be ratified and adopted by any owner of an interest in the Leases subject hereto, or any leases with which the Leases subject hereto may be pooled or unitized, by execution and delivery to Buyer/Processor of a separate instrument in writing, ratifying and adopting this Agreement insofar as said owner's interest in any such lands or leases is concerned, whereupon such owner shall become a party Seller under this Agreement with like force and effect and to the same extent as though such owner had executed this Agreement at the time of its original execution and delivery; and all the terms and provisions of this Agreement shall thereupon become binding upon Buyer/Processor and any such interest owner.

8.
Each Seller executing or ratifying this Agreement makes and enters into this Agreement severally and not jointly with other sellers, and they are not acting as partners, joint venturers, or otherwise jointly in this transaction, and nothing herein contained or provided shall operate to create, or be construed as creating, any such relationship. It is essentially provided that there shall never be any joint liability against the parties designated herein as Seller and that no single party Seller shall be liable for the acts or omissions of any other single party Seller.

9.
This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes and renders null and void and of no further force and effect any prior understandings, negotiations or agreements between the parties relating to the subject matter hereof. No provision of this Agreement may be changed, modified, waived or discharged orally, and no change, modification, waiver or amendment of any provision will be effective except by written instrument to be executed and approved by the parties hereto.

10.	This Agreement shall be construed and governed by the laws of the State of Colorado.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER/PROCESSOR - NATURAL GAS ASSOCIATES,, A PARTNERSHIP BY: ASSOCIATED NATURAL GAS, INC., MANAGING PARTNER

BY:	/s/ J.C. deGraffenried
J.C. deGraffenried, President

ATTEST:		SELLER (Corporation):
ACEITE ENERGY CORPORATION

BY:	/s/ Michael Beddo	BY:	/s/ Dearal Beddo
	MICHAEL BEDDO, SECRETARY		DEARAL BEDDO, PRESIDENT

SELLER (Limited Partnership):
WALKER EXPLORATORY PROGRAM 1982-A LIMITED

		BY:	/s/ George Lindahl
Vice President, GENERAL PARTNER

George L. Lindahl, III Walker Energy Group V.P. Oil & Gas Operations

SELLER (Corporation)
ATTEST:		CREEK CATTLE COMPANY

BY:	/s/ Burk Whittenburg	BY:	/s/ Bart E Lalkf
	ASSISTANT SECRETARY		PRESIDENT

STATE OF COLORADO	)
) SS.
CITY AND COUNTY OF DENVER	)

Before me, Dorothy Seele, a Notary Public in and for said County and State, on this 17th day of Nov., 1983, personally appeared J.C. deGraffenried, known to me to be the President of Associated Natural Gas, Inc., a Colorado corporation, the Managing Partner of Natural Gas Associates, a Colorado partnership, on behalf of said partnership and acknowledged to me that he executed this Agreement for the uses and purposes therein set forth.

Given under my hand and seal of office this 17th day of November, 1983

s/ Dorothy Seele
NOTARY PUBLIC
10501 Kline Way
MY COMMISSION EXPIRES:	Westminster, Co 80030

March 21, 1987

STATE OF COLORADO	)
) SS.
CITY AND COUNTY OF DENVER	)

Before me, Belinda Shanbacher, a .Notary Public in and for said County and State, on this 14th day of October, 1983, personally appeared Dearal Beddo and Michael Beddo, known to me to be the President and Secretary, respectively, of Aceite Energy Corporation, a Colorado corporation, on behalf of said corporation and acknowledged to me that they executed this Agreement for the considerations end purposes therein set forth.

Given under my hand and seal of office this 14th day of October, 1983

/s/ Belinda Shanbacher
NOTARY PUBLIC

MY COMMISSION EXPIRES:

9-14-85

STATE OF NEW YORK	)
) SS.
CITY AND COUNTY OF (illegible))

Before me, Nancy Divito, a Notary Public, in and for said County and State, on this 7th day of Nov. 1983, personally appeared George A. Undent, known to me to be the general partner of Walker Exploratory Program 1982-A Limited, a New York limited partnership, on behalf of said limited partnership, and acknowledged to me that he executed the same as his free act and deed and for considerations and purposes therein expressed, and as the act and deed of said partnership and in the capacity therein stated.

Given under my hand and seal of office this 7th day of November,

/s/ Nancy Divito
NOTARY PUBLIC
Nancy Divito
MY COMMISSION EXPIRES:	Notary Public, State of New York
No. 43-4729848
(illegible)
Commission Expires March 30, 198(illegible)

STATE OF TEXAS	)
) SS.
CITY AND COUNTY OF POTTER	)

Before me, Gilda J. McFarland, a Notary Public in and for said County and State, on this 14th day of November, 1983, personally appeared Basil E. Walker, Jr., and Burt Whittenburg known to me to be the President and Secretary, respectively, of Creek Cattle Company, a Texas corporation, on behalf of said corporation and acknowledged to me that they executed this Agreement for the considerations and purposes therein set forth.

Given under my hand and seal of office this 14th day of November

/s/ Gilda J. McFarland
NOTARY PUBLIC

MY COMMISSION EXPIRES:

June 1, 1985

LEASE SCHEDULE
EXHIBIT “A" PAGE 1 STATE OF Colorado COUNTY OF Weld

						RECORDED
LEASE NO.	LESSOR	LESSEE	DATE	DESCRIPTION	ACRES	BOOK	PAGE	REC

	L.F. Ranch Co.	Mel C. Bedinger	7/02/64	T3N, R64W Section 2: S1/2 Section 12: S1/2 Section 13: All Section 24: S1/2, NW1/4 Section 25: All	320 320 640 480 640	518		1440221
				T3N, R63W Section 6: 5E 1/4, E1/2 SW 1/4, SW 1/2 NE1/4 SE1/4 NW1/4 Section 30: W1/2	320 320

	Two E Ranch	Mel C. Bedinger	9/08/64	T3N, R64W Section 4: All Section 10: N1/2 Section 22: NW1/4 T4N, R64W Section 33: All Section 34: S1/2 (No "J" Sand) NW 1/4	320 320 280 320	523		1444837

	Alfred G. Heyde & Mary M. Heyder husband & wife	Caribou Energy Inc.	1/21/83	T3N, R64W Section 26: NE1/4	160	988		1917128 1560586

	Two E Ranches, Inc.	T.S. Pace	2/16/70	T3N, R64W Section 26: NW1/4	160	639

1511-A	Carolyn N. & Robert D. Koerner	Buddy Baker	12/03/79	T3N, R64W Section 24: NE1/4	160	897		1819261

1511-B	Nancy S. & Theodore van Ravenswaay	Buddy Baker	2/12/80	T3N, R64W Section 24: NE1/4	160	898		1819859

LEASE SCHEDULE
EXHIBIT “A-1” (Leases to be earned) PAGE 1 STATE OF Colorado COUNTY OF Weld

						RECORDED
LEASE NO.	LESSOR	LESSEE	DATE	DESCRIPTION	ACRES	BOOK	PAGE	REC #

	L.F. Ranch Col.	Mel C. Bedinger	7/02/64	T3N, R63W Section 8 : E1/2 Section 18 : SW1/4, N1/2 SE1/4	320 240	518		1440221

	State of Colorado	Donald C- Slawson	3/1679	T3N, R63W Section 18 : S1/2 SE1/4	80	863		1784595

	Two E Ranch	Mel C. Bedinger	9/08/64	T3N, R64W Section: 11: N1/2, except for 40 acres in the NE1/4 NE 1/4 Section 19: SW1/2 Section 20: SW1/4, E1/2	280 160 480	523		1444837

	L.F. Ranch CO.	Aceite Energy Corp	6/09/83	T3N, R64W Section 11: 40 acres in the NE1/4 NE 1/4	40	Unrecorded at this time

61375	Champlin Petroleum Company	Amoco Production Company	3/08/77	T3N, R64W Section 23: S1/2	320	794		1716303

RECORDED EXEMPTION NO. ________

EXHIBIT "C"

INLET GAS ANALYSIS

KERSEY PLANT

		Mole %	GPM

Hydrogen Sulfide	(H2S)	0.00	—
Nitrogen	[N2)	0.21	—
Carbon Dioxide	(C02)	2.50	—
Methane	(C1)	74.08	—
Ethane	(C2)	14.07	3.739
Propane	(C3)	5.74	1.570
Iso-Butane	(iC4)	0.80	.261
Normal-Butane	(nC4)	1.64	.513
Iso-Pentane	(iC5)	0.38	.137
Normal-Pentane	{nC5)	0.35	.126
Hexanes plus	(C6+)	0.23	.098

		100.00	6.444